EXHIBIT 11


INDEPENDENT AUDITORS' CONSENT


Convertible Holdings, Inc.:

We consent to the use in this Registration Statement on Form N-1A of our report dated February 14, 1997 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectus, which also is a part of such Registration Statement.



Deloitte & Touche LLP
Princeton, New Jersey
June 4, 1997